Exhibit 10.1

DMI LIFE SCIENCES, INC.

EXTENSION AGREEMENT FOR NOTES PAYABLE

TOTAL PRINCIPAL AMOUNT: $100,000

May 13, 2010

Greenwood Village, Colorado

On November 6, 2009 and November 20, 2009, the undersigned, DMI Life Sciences, Inc., a Delaware corporation following its reincorporation in March 2010 (“Maker”) issued two promissory notes, each in the principal amount of $50,000 (the “Notes”) and promised to pay to the order of DMI BioSciences, Inc., together with any successors or assigns (collectively, the “Holder”), the aggregate principal sum of One Hundred Thousand United States Dollars (US $100,000), with interest accruing on the outstanding principal amount of the Notes at an annual rate of six percent (6.0%) until the Notes are paid in full. The Notes had original due dates of April 30, 2010.

In consideration of this agreement and the extension contemplated hereby and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Maker and the Holder have agreed to extend the due date of the Notes to the earlier of (i) the closing and receipt by the Maker or its parent, Ampio Pharmaceuticals, Inc., of debt or equity financing totaling $5 million or more, or (ii) September 2, 2010. All of the other terms of the original Notes remain unchanged.

Maker may prepay the Notes in part, or in full, prior to the due date of the Notes. Payments of principal and interest shall be made at the place that Holder from time to time shall direct in writing.

Maker: DMI Life Sciences, Inc.

By:	/s/ Bruce G. Miller
Bruce G. Miller, Chief Financial Officer

Holder: DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller
Bruce G. Miller, President, Pursuant to Board Authorization